Zebra Technologies Appoints Richard Hudson as Chief Revenue Officer

Longstanding Zebra and industry leader to further elevate partner and customer relationships

LINCOLNSHIRE, Ill. – Nov. 6, 2023 – Zebra Technologies Corporation (NASDAQ: ZBRA), a leading digital solution provider enabling businesses to intelligently connect data, assets and people, today announced Richard Hudson has been named Chief Revenue Officer (CRO). Hudson previously served as Senior Vice President and General Manager for the Europe, Middle East and Africa (EMEA) region. He succeeds Joe Heel who has served as the company’s CRO since 2014.

“We are pleased to have Richard join our executive leadership team as Chief Revenue Officer,” said Bill Burns, Chief Executive Officer, Zebra Technologies. “Richard brings a wealth of experience that will further elevate Zebra’s relationships with our customers and partners in our vibrant core as well as our adjacent and expansion markets. We are grateful to Joe for his many contributions to Zebra and wish him well in his future endeavors.”

With over 20 years of sales experience in the technology sector, Hudson joined Zebra in 2014 as part of the acquisition of Motorola Solutions’ Enterprise Business. Prior to Zebra, Hudson held various roles with increasing responsibility, including Vice President, EMEA Channels and Solutions at Motorola. Hudson received his bachelor’s degree in mechanical engineering from Brunel University London.

“I’m honored to be appointed Zebra’s Chief Revenue Officer and look forward to continue working with our customers to digitize and automate their workflows,” said Hudson. “Together with our partners, we will focus on growth and advance our vision of Enterprise Asset Intelligence to ensure every front-line worker and asset at the edge is visible, connected and fully optimized.”

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ABOUT ZEBRA TECHNOLOGIES
Zebra (NASDAQ: ZBRA) helps organizations monitor, anticipate, and accelerate workflows by empowering their frontline and ensuring that everyone and everything is visible, connected and fully optimized. Our award-winning portfolio spans software to innovations in robotics, machine vision, automation and digital decisioning, all backed by a +50-year legacy in scanning, track-and-trace and mobile computing solutions. With an ecosystem of 10,000 partners across more than 100 countries, Zebra’s customers include over 80% of the Fortune 500. Newsweek recently recognized Zebra as one of America’s Most Loved Workplaces and Greatest Workplaces for Diversity, and we are on Fast Company’s list of the Best Workplaces for Innovators. Learn more at www.zebra.com or sign up for news alerts. Follow Zebra’s Your Edge blog, LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Investor Contact:
Michael Steele, CFA, IRC
Zebra Technologies
+1-847-518-6432
InvestorRelations@zebra.com

Media Contact:
Therese Van Ryne
Zebra Technologies
+1-847-370-2317
1herese.vanryne@zebra.com

Industry Analyst Contact:
Kasia Fahmy
Zebra Technologies
+1-224-306-8654
k.fahmy@zebra.com

ZEBRA and the stylized Zebra head are trademarks of Zebra Technologies Corp., registered in many jurisdictions worldwide. All other trademarks are the property of their respective owners. ©2023 Zebra Technologies Corp. and/or its affiliates.